SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
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ADC TELECOMMUNICATIONS, INC.

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PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE AND BOARD MATTERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
COMPARATIVE STOCK PERFORMANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS
PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREOWNER PROPOSALS FOR THE NEXT ANNUAL MEETING
OTHER MATTERS
ADC TELECOMMUNICATIONS, INC. NOTICE OF DELIVERY OF DOCUMENTS TO EMPLOYEE-SHAREOWNERS VIA THE INTERNET

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080
ADC TELECOMMUNICATIONS, INC.
January 24, 2006
Dear ADC Shareowner:
      You cordially are invited to attend the Annual Shareowners’ Meeting of ADC Telecommunications, Inc., which will be held in the Auditorium at ADC’s World Headquarters on Tuesday, March 7, 2006, at 9:00 a.m. Central Standard Time. ADC’s World Headquarters are located at 13625 Technology Drive, Eden Prairie, Minnesota 55344. Details of the business to be conducted at the annual meeting are given in the attached notice of annual shareowners’ meeting.
      If you do not plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope, or follow the instructions on the proxy card for voting via telephone or the Internet. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.
      We look forward to seeing you at the annual meeting.

John A. Blanchard III
Non-executive Chairman of the Board
Eden Prairie, Minnesota
YOUR VOTE IS IMPORTANT
      In order to ensure your representation at the annual meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope (for which no postage is required if mailed in the United States). For alternative voting methods, please refer to the information under the captions “Vote by Internet” and “Vote by Phone” on the proxy card.

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080
NOTICE OF ANNUAL SHAREOWNERS’ MEETING
TO BE HELD MARCH 7, 2006
To the Shareowners of ADC Telecommunications, Inc.:
      NOTICE IS HEREBY GIVEN that the Annual Shareowners’ Meeting of ADC Telecommunications, Inc. will be held at the Auditorium of the World Headquarters of ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, Minnesota 55344, on Tuesday, March 7, 2006, at 9:00 a.m. Central Standard Time, for the purpose of considering and acting upon:

(1) The election of four directors for terms expiring in 2009;

(2) The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2006; and

(3) The ratification of such other business as may come properly before the meeting or any adjournment thereof.
      Shareowners of record at the close of business on January 11, 2006, are the only persons entitled to notice of and to vote at the meeting.
      Your attention is directed to the attached proxy statement. If you do not expect to be present at the meeting, you may submit your proxy by voting on the Internet or by telephone by no later than 10:59 p.m. Central Standard Time on March 6, 2006 (as directed on your proxy card), or by completing, signing, dating and mailing the enclosed proxy card as promptly as possible. We encourage you to vote on the Internet or by telephone in order to reduce our mailing and handling expenses. If you choose to return the proxy card by mail, we have enclosed an envelope addressed to ADC for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Jeffrey D. Pflaum
Vice President, General Counsel
and Secretary
January 24, 2006

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

PROXY STATEMENT

ANNUAL SHAREOWNERS’ MEETING
To Be Held On MARCH 7, 2006
      This proxy statement has been prepared on behalf of the Board of Directors of ADC Telecommunications, Inc. in connection with the solicitation of proxies for our Annual Shareowners’ Meeting to be held on Tuesday, March 7, 2006, and at any and all adjournments of the annual meeting. The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Shareowners’ Meeting and this proxy statement, is being paid by us. In addition, we will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of our common stock on the record date specified below, bear their reasonable expenses for mailing copies of these materials to the beneficial owners of these shares. In addition, our officers and other employees may solicit proxies in person or by telephone or facsimile, but will receive no extra compensation for these services. This proxy statement and the accompanying form of proxy card are first being mailed to shareowners on or about January 24, 2006.
      Shareowners of record at the close of business on January 11, 2006, are the only persons entitled to notice of and to vote at the annual meeting. As of that date, there were 116,801,210 issued and outstanding shares of our common stock, our only outstanding voting securities. Each shareowner is entitled to one vote for each share held, and there is no cumulative voting. All share numbers set forth in this proxy statement reflect the 1-for-7 reverse stock split we completed in May 2005.
      Shareowners can vote their shares through the Internet or by telephone as an alternative to completing and mailing the enclosed proxy card. The procedures for Internet and telephone voting are described on the proxy card. The Internet and telephone voting procedures are designed to verify shareowners’ identities, allow shareowners to give voting instructions and confirm that their instructions have been recorded properly. Shareowners who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareowner. Shareowners who vote by Internet or telephone need not return a proxy card by mail.
      Whether shareowners submit their proxies by mail, telephone or the Internet, a shareowner may revoke a proxy by sending a written notice of revocation or submitting another proxy with a later date (either by mail, telephone or the Internet) at any time prior to the date of the annual meeting or by voting in person at the annual meeting. Unless so revoked, properly executed proxies will be voted in the manner set forth in this proxy statement or as otherwise specified by the shareowner giving the proxy.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the number of shares of our common stock that were beneficially owned as of December 31, 2005, by our directors, our executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation” below, all of our directors and executive officers as a group and all shareowners known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise indicated, the shareowners listed in the table have sole voting and investment power with respect to the common stock owned by them.

	Amount and Nature of		Percent of Common
Name of Beneficial Owner	Beneficial Ownership		Stock Outstanding

Alliance Capital Management, L.P.	12,422,379(1)		10.64%
c/o AXA Financial, Inc.
1290 Avenue of the Americas
New York, NY 10104
Robert E. Switz	600,196(2	),(4)	*
Gokul V. Hemmady	80,241(2)		*
Michael K. Pratt	102,946(2)		*
Patrick D. O’Brien	77,158(2)		*
JoAnne M. Anderson(6)	152,948(2)		*
John J. Boyle III	147,933(3)		*
John A. Blanchard III	61,264(3)		*
John D. Wunsch	38,281(3)		*
Jean-Pierre Rosso	48,124(3)		*
B. Kristine Johnson	50,071(3)		*
James C. Castle	25,189(3)		*
Larry W. Wangberg	24,677(3)		*
Mickey P. Foret	9,582(3)		*
Lois M. Martin	5,714(3)		*
J. Kevin Gilligan	5,714(3)		*
John E. Rehfeld	5,714(3)		*
William R. Spivey	5,714(3)		*
All executive officers and directors as a group (21 persons)	1,689,659(5)		1.45%

*	Less than 1%.

(1)	Based on information in a Form 13G for the quarter ended August 31, 2005, filed by AXA Financial, Inc. on behalf of Alliance Capital Management L.P.

(2)	Includes (a) shares issuable pursuant to stock options exercisable within 60 days after December 31, 2005 and (b) shares held in trust for the benefit of the executive officers pursuant to our Retirement Savings Plan, which we call the “401(k) Plan” in this proxy statement, respectively: for Mr. Switz, (a) options to purchase 453,648 shares and (b) 7,543 shares; for Mr. Hemmady, (a) options to purchase 63,172 shares and (b) 206 shares; for Mr. Pratt, options to purchase 80,612 shares; for Mr. O’Brien, (a) options to purchase 57,073 shares and (b) 2,815 shares; for Ms. Anderson, options to purchase 136,714 shares.

(3)	Includes shares issuable pursuant to options exercisable within 60 days after December 31, 2005: for Mr. Boyle, options to purchase 135,460 shares; for Mr. Blanchard, options to purchase 37,038 shares; for Mr. Wunsch, options to purchase 34,139 shares; for Mr. Rosso, options to purchase 42,524 shares; for Ms. Johnson, options to purchase 44,529 shares; for Dr. Castle, options to purchase 22,127 shares;

for Mr. Wangberg, options to purchase 23,963 shares; for Mr. Foret, options to purchase 9,582 shares; for Ms. Martin, options to purchase 5,714 shares; for Mr. Gilligan, options to purchase 5,714 shares; for Mr. Rehfeld, options to purchase 5,714 shares; and for Dr. Spivey, options to purchase 5,714 shares.

(4)	Includes 30,952 shares of restricted stock issued under our Global Stock Incentive Plan that may be voted by Mr. Switz but are subject to vesting conditions and transfer restrictions.

(5)	Includes (a) 1,360,504 shares issuable pursuant to stock options exercisable within 60 days after December 31, 2005; (b) 19,854 shares held in trust for the benefit of executive officers pursuant to the 401(k) Plan; and (c) 30,952 shares of restricted stock issued under our Global Stock Incentive Plan that may be voted by the holders thereof but that are subject to vesting conditions and transfer restrictions.

(6)	Ms. Anderson’s employment with us terminated on November 28, 2005.

CORPORATE GOVERNANCE AND BOARD MATTERS
Governance Principles and Code of Ethics
      Our Board of Directors is committed to sound and effective corporate governance practices. The Board has adopted written Principles of Corporate Governance, which govern the composition of the Board, Board meetings and procedures and the standing committees of the Board. The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Governance Committee, and Finance and Strategic Planning Committee. Each of these committees has a written charter. Our Principles of Corporate Governance and the charters for each of our standing committees are available for review on our website at www.adc.com/investorrelations/corporategovernance.
      Our Principles of Corporate Governance provide that a majority of our directors and all members of our Audit Committee, Compensation Committee and Governance Committee will be independent. Currently, we have a Non-executive Chairman of the Board who is not an officer of ADC. Our Board makes an annual determination regarding the independence of each Board member under the current NASDAQ Stock Market listing standards. Our Board of Directors has determined that all of our directors are independent under these standards, except for Robert E. Switz, who serves as our President and Chief Executive Officer.
      During fiscal 2005, our independent directors met in an executive session of the Board without management on five occasions. Under our Principles of Corporate Governance, executive sessions of the Board are led by our Non-executive Chairman, or, in his absence, by the Chair of the Governance Committee. In addition, each of our Board’s standing committees regularly meets in an executive session led by the chair of the committee.
      We have had a Code of Business Conduct in place for many years. This code sets forth our standards for ethical behavior and legal compliance and governs the manner in which we conduct our business. Our Code of Business Conduct includes a Financial Code of Ethics applicable to all directors, officers and employees. A copy of our Code of Business Conduct and Financial Code of Ethics can be found on our website at www.adc.com/investorrelations/corporategovernance.
Meeting Attendance
      Each of our directors is expected to make reasonable efforts to attend all meetings of the Board, meetings of each committee on which he or she serves and our annual meeting of shareowners. All of our current directors were serving on the Board at the time of our 2005 annual meeting and attended that meeting. During fiscal 2005, the Board of Directors held eight meetings. Each of our directors attended at least 75% of the aggregate of the total number of these meetings plus the total number of meetings of all committees of the Board on which he or she served.

Standing Committees
      The Audit Committee has sole authority to appoint, review and discharge our independent registered public accounting firm. The Audit Committee also reviews and approves in advance the services provided by our independent registered public accounting firm, oversees the internal audit function, reviews our internal accounting controls and administers our Code of Business Conduct. The Audit Committee is composed of Ms. Martin and Messrs. Blanchard, Foret, Wangberg and Wunsch, all of whom meet the existing independence and experience requirements of the NASDAQ Stock Market and the Securities and Exchange Commission. Mr. Foret is the Chair of the committee. The Board has determined that each of Messrs. Blanchard and Foret and Ms. Martin may be considered an “audit committee financial expert” under rules adopted by the Securities and Exchange Commission. During fiscal 2005, the Audit Committee held 10 meetings. The Audit Committee has determined to engage Ernst & Young LLP as independent registered public accounting firm for fiscal year 2006 and is recommending that our shareowners ratify this appointment at our annual meeting. The report of our Audit Committee is found on page 19 of this proxy statement.
      The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans. The Compensation Committee is currently composed of Ms. Johnson and Messrs. Blanchard, Gilligan, Rosso and Wunsch, all of whom are “independent” under the current NASDAQ Stock Market listing standards. Mr. Rosso is the Chair of the committee. During fiscal 2005, the Compensation Committee held six meetings. The report of our Compensation Committee on executive compensation is found on page 9 of this proxy statement.
      The Governance Committee reviews and makes recommendations to the Board of Directors regarding nominees for director, establishes and monitors compliance with our Principles of Corporate Governance and conducts an annual review of the effectiveness of our Board and the performance of our Chief Executive Officer. The Governance Committee will consider qualified director nominees recommended by shareowners. Our process for receiving and evaluating Board member nominations from our shareowners is described below under the caption “Nominations.” The Governance Committee is currently composed of Drs. Castle and Spivey, Ms. Johnson and Messrs. Rehfeld and Wangberg, all of whom are “independent” under the current NASDAQ Stock Market listing standards. Dr. Castle is the Chair of the committee. During fiscal 2005, the Governance Committee held four meetings.
      The Finance and Strategic Planning Committee assists the Board with respect to corporate and financing strategies, evaluates acquisition and divestiture transactions, and reviews and recommends changes to ADC’s capital structure. The Finance and Strategic Planning Committee is composed of Mses. Johnson and Martin and Messrs. Boyle, Foret and Gilligan, all of whom are “independent” under the current NASDAQ Stock Market listing standards. Mr. Boyle is the Chair of the committee. During fiscal 2005, the Finance and Strategic Planning Committee held five meetings.
Shareowner Communications with Board
      The Board of Directors has implemented a process by which our shareowners may send written communications to the Board. Any shareowner desiring to communicate with the Board, or one or more of our directors, may send a letter addressed to the ADC Board of Directors, c/o ADC Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440. The Corporate Secretary has been instructed by the Board to forward promptly all such communications to the Board or to the individual Board members specifically addressed in the communication.
Nominations
      Our Governance Committee is the standing committee responsible for selecting the slate of director nominees for election by our shareowners. The committee recommends these nominees to the full Board for approval. All director nominees approved by the Board and all directors appointed to fill vacancies created between our annual meetings of shareowners are required to stand for election by our shareowners at the next annual meeting. In the past, our Governance Committee has utilized the services of a third party search firm to assist in the identification and evaluation of Board member candidates. The Committee may engage such firms to provide such services in the future, as it deems necessary or appropriate.
      Our Governance Committee determines the selection criteria and qualifications for director nominees. Minimum standards for director nominees are set forth in our Principles of Corporate Governance. A candidate must possess the ability to apply good business judgment and properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience in senior levels of responsibility in their chosen fields, and have the ability to grasp complex business and financial concepts and communications technologies. In general, candidates will be preferred who hold a senior level position in business, finance, law, education, research or government. The Governance Committee considers these criteria in evaluating nominees recommended to the Governance Committee by shareowners. When current Board members are considered for nomination for reelection, the Governance Committee also takes into consideration their prior ADC Board contributions, performance and meeting attendance records.
      The Governance Committee will consider qualified Board candidates for possible nomination that are submitted by our shareowners. Shareowners wishing to make such a submission may do so by sending the following information to the ADC Governance Committee, c/o ADC Corporate Secretary at the above address: (1) name of the candidate and a resume or brief biographical summary; (2) contact information for the candidate and evidence of the candidate’s willingness to serve as a director if elected; and (3) a signed statement regarding the submitting shareowner’s status as a shareowner and the number of shares currently held by such shareowner.
      The Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume or biographical sketch, his or her willingness to serve as a director and other information obtained by the committee. Each proposed nominee is evaluated against the criteria set forth above and our specific needs at the time. Based upon the preliminary assessment, those candidates who appear best suited to be directors of ADC may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information obtained during this process, the Governance Committee determines which nominees to recommend to the Board for submission to our shareowners at the next annual meeting. The Governance Committee uses the same process for evaluating all proposed nominees, regardless of the original source of the candidate.
      No candidates for director nominations were submitted to the Governance Committee by any shareowner in connection with the 2006 annual meeting. Any shareowners desiring to present a nomination for consideration by the Governance Committee prior to our 2007 annual meeting must do so by September 25, 2006, in order to provide adequate time for the Committee to duly consider the nominee while complying with our bylaws.
Compensation of Directors
      Compensation for nonemployee directors is paid on a calendar year rather than a fiscal year basis. Our President and Chief Executive Officer, who is also a director, does not receive any extra compensation for serving as a director. Compensation for nonemployee directors consists of a combination of cash payments and annual stock option and restricted stock unit awards. In calendar year 2005, nonemployee directors received an annual retainer of $25,000. Nonemployee directors also received $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, the Non-executive Chairman of the Board received an annual retainer of $100,000, the Chair of the Audit Committee received an annual retainer of $7,500 and the Chairs of the remaining Board committees received an annual retainer of $5,000.
      Annual retainers and fees for Board and Board committee participation are eligible for deferral pursuant to our Compensation Plan for Nonemployee Directors. In 2005, directors could elect to defer their cash compensation into a deferred cash account or exchange their cash compensation for restricted stock units subject to forfeiture under our Global Stock Incentive Plan. These restricted stock units vest on the first business day of the calendar year following the year for which the cash compensation was deferred. The number of restricted stock units that ADC awards is equal in value to the dollar amount of the deferral divided by the closing price of our common stock on the first business day of the year during which the deferral occurred, rounded to the nearest whole number of shares. The restricted stock unit shares are issuable upon the director’s retirement or resignation. Interest is paid on amounts deferred in the deferred cash account based on the prime commercial rate of Wells Fargo Bank, National Association. For calendar year 2005, two directors elected to exchange all or a portion of their fees for restricted stock units. One director elected to defer all or a portion of his fees into a deferred cash account.
      In addition to cash compensation, as of the first business day after our 2005 Annual Shareowners’ Meeting, each of our nonemployee directors received an annual option grant to acquire 4,100 shares of common stock and an annual grant of restricted stock units with a value of $25,000 under our Global Stock Incentive Plan. The terms of the restricted stock unit grants are designed to fulfill the Board’s requirement of stock ownership by its directors. Each annual grant of restricted stock units vests as of the first business day of the calendar year following the year of the grant. However, distribution of shares does not occur until one year following termination of Board service. This holding requirement provides the minimum ownership interest that each director must have in ADC during the term of the director’s service.
      For calendar year 2006, retainers and meeting fees will remain the same as for 2005, except that the annual retainer for the Chair of the Audit Committee will increase to $10,000. Also, the number of stock options granted will change in light of changes in the market price of our common stock. However, the dollar value of the grant will be the same as the calendar year 2005 grant.
ELECTION OF DIRECTORS
      We currently have 13 directors serving on our Board of Directors. The directors are divided into three classes. The members of each class are elected to serve three-year terms, with the term of office of each class ending in successive years. John A. Blanchard III, B. Kristine Johnson, Lois M. Martin, John E. Rehfeld and Jean-Pierre Rosso are the directors currently in the class with a term expiring at the annual meeting. Following the recommendation of our Governance Committee, our Board of Directors has nominated Mr. Blanchard, Ms. Martin, Mr. Rehfeld and Mr. Rosso for election to the Board at the annual meeting for terms expiring at the annual shareowners’ meeting in 2009. Ms. Johnson has informed us that she does not wish to stand for re-election to the Board. Her decision was not based upon any disagreement with us or any matter relating to our operations, policies or practices.
      The Board of Directors recommends that you vote FOR the above-named nominees for election as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect these nominees.
      In accordance with Minnesota law, directors are elected by a plurality of votes cast. The four nominees receiving the highest number of votes will be elected. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that the nominees are not candidates for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

      Set forth below is information regarding the nominees to the Board of Directors and the other incumbent directors who will continue to serve after the annual meeting.

Name	Age	Nominee or Continuing Director and Term

John A. Blanchard III	63	Director and nominee for term expiring in 2009
Lois M. Martin	43	Director and nominee for term expiring in 2009
John E. Rehfeld	65	Director and nominee for term expiring in 2009
Jean-Pierre Rosso	65	Director and nominee for term expiring in 2009
James C. Castle, Ph.D.	69	Director with term expiring in 2008
Mickey P. Foret	60	Director with term expiring in 2008
J. Kevin Gilligan	51	Director with term expiring in 2008
John D. Wunsch	57	Director with term expiring in 2008
John J. Boyle III	58	Director with term expiring in 2007
William R. Spivey, Ph.D.	59	Director with term expiring in 2007
Robert E. Switz	59	Director with term expiring in 2007
Larry W. Wangberg	63	Director with term expiring in 2007
      Mr. Blanchard has been a director of ADC since November 1999 and has served as Non-executive Chairman of the Board since August 2003. He served as the Chairman of the Board and Chief Executive Officer of eFunds Corporation, a provider of transaction processing and risk management services, from June 2000 to September 2002. He continued to serve as a member of the Board of Directors of eFunds Corporation until his full retirement on December 31, 2002. Previously, Mr. Blanchard had served as President and Chief Executive Officer of Deluxe Corporation, a provider of paper checks and electronic banking services, from May 1995 to May 1996 and as Chairman of the Board and Chief Executive Officer of Deluxe Corporation from May 1996 to December 2000 when eFunds Corporation was spun off of Deluxe Corporation. From January 1994 to April 1995, Mr. Blanchard was Executive Vice President of General Instrument Corporation, a supplier of set-top boxes and systems components to the cable and satellite television industry. From 1991 to 1993, Mr. Blanchard was Chairman and Chief Executive Officer of Harbridge Merchant Services, Inc., a national credit card processing company. Prior to that, Mr. Blanchard was employed by AT&T for 25 years, most recently as Senior Vice President responsible for national business sales. Mr. Blanchard also serves as a director of Wells Fargo & Company.
      Ms. Martin has been a director of ADC since March 2004. Ms. Martin has been the Senior Vice President and Chief Financial Officer for Capella Education Company since 2004. Capella Education Company is the privately held parent company of Capella University, an accredited on-line university. From 2002 to 2004, Ms. Martin served as Executive Vice President and Chief Financial Officer of World Data Products, Inc., an industry-leading provider of server, storage, network and telecom solutions worldwide. From 1993 to 2001, Ms. Martin was employed by Deluxe Corporation and held a number of positions, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, Vice President and Controller of Deluxe Financial Services Group, Vice President and Controller of Paper Payment Systems Division, Director of Accounting Services, and Director of Internal Audit. Prior to joining Deluxe Corporation, Ms. Martin served as International Controller for Carlson Companies, a privately held, international conglomerate from 1990 to 1993.
      Mr. Rehfeld has been a director of ADC since September 2004. Mr. Rehfeld is an adjunct professor for the Executive MBA program at Pepperdine University in California. During 2001, prior to joining Pepperdine, Mr. Rehfeld served as Chairman and Chief Executive Officer of Spruce Technologies, Inc., a DVD authoring software company. From 1997 to 2001, Mr. Rehfeld served as Chairman and Chief Executive Officer of ProShot Golf, Inc., a privately held company providing GPS distance measuring computers on golf carts. He served as President and Chief Executive Officer of Proxima Corporation, a multi-media projector company, from 1995 to 1997 and as President and Chief Executive Officer of ETAK, Inc., a digital map software and content company, from 1993 to 1995. Mr. Rehfeld also serves as a director of Primal Solutions, Inc. and Interchange Corporation.

      Mr. Rosso has been a director of ADC since 1993. Mr. Rosso most recently served as Chairman of CNH Global, N.V., a manufacturer of construction and agriculture equipment from December 1999 to April 2004. He was Chairman and Chief Executive Officer of CNH Global from December 1999 to December 2000. Mr. Rosso was President and Chief Executive Officer of Case Corporation, a construction equipment manufacturer, from April 1994 to March 1996 and Chairman and Chief Executive Officer of Case from March 1996 to November 1999. Prior to joining Case Corporation, Mr. Rosso was President of the Home and Building Control division of Honeywell Inc. from 1991 to 1994 and President of Honeywell Europe in Brussels, Belgium, from 1987 to 1991. Mr. Rosso is also a director of Medtronic, Inc., Eurazeo and United Subcontractors, Inc.
      Dr. Castle has been a director of ADC since 1994. He has served as President and Chief Executive Officer of Castle Information Technologies, LLC, a provider of information technology and board of directors consulting services, since 2001. He was formerly the Chairman of the Board and Chief Executive Officer of DST Systems of California, Inc. (formerly USCS International, Inc.), a position he held from August 1992 to April 2002. DST Systems of California is a worldwide provider of computer services to the cable industry and a provider of billing services to the cable, telephony, financial services and utility industries. From 1991 to 1992, Dr. Castle was President of Teradata Corporation, until that company merged with NCR Corporation, a subsidiary of AT&T. From 1987 to 1991, Dr. Castle was Chairman of the Board, President and Chief Executive Officer of Infotron Systems Corporation. Dr. Castle is also a director of the PMI Group, Inc., Southwest Water Company, Inc., and VeriFone, Inc.
      Mr. Foret has been a director of ADC since February 2003. From September 1998 to September 2002, Mr. Foret served as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., a commercial airline company. From September 1998 to September 2002, he also served as Chairman and Chief Executive Officer of Northwest Airlines Cargo Inc., a subsidiary of Northwest Airlines that specializes in cargo transport. From May 1998 to September 1998 he served as a Special Projects Officer of Northwest Airlines, Inc. Prior to that time, Mr. Foret served as President and Chief Operating Officer of Atlas Air, Inc. from June 1996 to September 1997 and as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. from September 1993 to May 1996. Mr. Foret previously held other senior management positions with various companies including Northwest Airlines, Continental Airlines Holdings, Inc. and KLH Computers, Inc. Mr. Foret also serves as a director of Nash Finch Company and URS Corporation.
      Mr. Gilligan has been a director of ADC since September 1, 2004. In 2004, Mr. Gilligan was appointed President and Chief Executive Officer of United Subcontractors, Inc., a nationwide specialty construction contractor. Prior to joining United Subcontractors, Inc., Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International from 2001 to 2004. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as President of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan also serves as a director of Graco Inc.
      Mr. Wunsch has been a director of ADC since 1991. Mr. Wunsch is a Senior Managing Director of Harris MyCFO, a part of the complete wealth management solution of Harris Private Bank. From March 2002 until June 2003, he was Senior Vice President with Harris Trust and Savings Bank and head of their Private Wealth Group. Mr. Wunsch was an independent consultant in the financial services industry from December 2001 to March 2002. He was President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory company, from January 1997 to December 2001. From 1990 to January 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory company.
      Mr. Boyle has been a director of ADC since November 1999. Mr. Boyle was appointed Chief Executive Officer of Arbor Networks, Inc., a company committed to researching cyber threats and developing solutions to prevent network attacks, in June 2005. Prior to joining Arbor Networks, Mr. Boyle served as President and Chief Executive Officer of Equallogic, Inc., from 2003 to 2004. From April 2000 to July 2003, Mr. Boyle served as Chief Executive Officer of Cogentric, Inc., a provider of Web-based solutions. He served as Senior Vice President of ADC from October 1999 to April 2000 following our acquisition of Saville Systems PLC. Prior to joining ADC, Mr. Boyle served as President and Chief Executive Officer of Saville Systems PLC from August 1994 to October 1999 and as Saville’s Chairman of the Board from April 1998 to October 1999. Mr. Boyle is also a director of eFunds Corp.
      Dr. Spivey has been a director of ADC since September 2004. Dr. Spivey most recently served as President and Chief Executive Officer of Luminent, Inc., a fiber optics transmission products manufacturer, from July 2000 to November 2001. From 1997 to 2000, Dr. Spivey served as Network Products Group President for Lucent Technologies. He served as Vice President of the Systems & Components Group at AT&T Corporation/ Lucent Technologies from 1994 to 1997. Dr. Spivey also serves as a director of Novellus Systems, Inc., Lyondell Chemical Company, Raytheon Company, The Laird Group, PLC and Cascade Microtech, Inc.
      Mr. Switz was appointed to serve as a director of ADC in August 2003. Mr. Switz has been President and Chief Executive Officer of ADC since August 2003. From January 1994 until August 2003, Mr. Switz served ADC as Chief Financial Officer as well as Executive Vice President and Senior Vice President. Mr. Switz also served as President of ADC’s former Broadband Access and Transport Group from November 2000 to April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision microelectronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Hickory Tech Corporation and Broadcom Corporation. Effective February 7, 2006, Mr. Switz will begin service as a director of Micron Technology, Inc. He also has announced that he will not seek re-appointment to the Board of Hickory Tech Corporation where his term as a director will expire in April, 2006.
      Mr. Wangberg has been a director of ADC since October 2001. Mr. Wangberg served as Chief Executive Officer and Chairman of the Board of TechTV (formerly ZDTV, Inc.), a cable television network focused on technology information, news and entertainment, from August 1997 until his retirement from these positions in July 2002. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive navigation and program guide company, from February 1995 to August 1997. Mr. Wangberg is also a director of Autodesk, Inc. and Charter Communications, Inc.
EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation

OVERVIEW AND PHILOSOPHY
      The Compensation Committee of the Board of Directors is responsible for our executive compensation philosophy and major compensation policies. The Committee also is responsible for determining all aspects of the compensation paid to our Chief Executive Officer and reviews and approves compensation paid to the other executive officers. The Committee has access to an independent compensation consultant and to competitive compensation data. The Committee is composed entirely of “independent directors” as defined in the current NASDAQ Stock Market listing standards.
      The primary objectives of our executive compensation program are to:

•	Provide compensation that will attract, retain and motivate a superior executive team;

•	Motivate our executives to achieve important performance goals; and

•	Align the interests of our executive officers with those of our shareowners.
      When determining compensation levels, the Committee considers ADC’s performance and compensation levels of comparable companies within the communications equipment industry. Some of these companies are included in the S&P 500 Communications Equipment Index, an industry index composed of ADC and 12 other communication equipment companies that appears in the table set forth under the caption “Comparative Stock Performance” below. We believe that our executive compensation program provides an overall level of target compensation and compensation opportunity that is competitive within the communications equipment industry for companies approximating the size of ADC.
      The following discussion describes our approach to executive compensation and provides commentary on each major element of the compensation program. The Committee retains the right to consider factors other than those described below in setting executive compensation levels for individual officers.

EXECUTIVE COMPENSATION PROGRAM
      Our executive compensation program is composed of base salary, annual incentive compensation, long-term incentive compensation and various benefits generally available to all of our full-time employees.

Base Salary
      The Committee annually reviews the base salaries of our executive officers. Base salary levels for our executives generally are targeted to be around the average of salaries paid by communications equipment and other manufacturing and high-technology companies of similar size to ADC. In determining salaries, the Committee takes into account individual skills and experience, performance during the preceding 12 months, importance of the executive to the future success of ADC and competitive salary levels for similar positions. Salaries for our executives generally fall within a band of plus or minus 25% from the average salaries paid by comparable companies.

Annual Incentive Compensation
      The Management Incentive Plan, which we call the “MIP,” is our principal annual incentive program for executives. The purpose of the MIP is to provide a financial incentive to help us achieve key company, business unit and geographic region financial and strategic goals. Target MIP award levels are established as a percentage of base salary, and are set at levels for executives that are between the average and the 75th percentile of incentive bonuses offered by comparable companies.
      The business performance goals under the MIP are established at the beginning of each fiscal year following approval of these goals by the Committee. For fiscal 2005, these goals for the company as a whole and each of its geographic regions were based on net sales and pro-forma operating income metrics. The performance goals for specific business units are based on net sales and profit contribution margin metrics. For management employees of a specific business unit, a combination of company-wide goals and business unit goals are applied to provide more focused incentive objectives. The MIP also provides for an individual award pool totaling a maximum of 4% of the target payments of the MIP in order for the Committee to recognize exceptional individual performance.
      Under the current plan design, actual MIP awards could vary from zero to 200% of the target bonus, depending on actual company performance. No MIP bonuses would be paid unless certain minimum company or business unit goals are met. In fiscal 2005, we exceeded the minimum financial goals under the MIP, as did each geographic region and most business units. Employees not employed by the company as of the last day of the fiscal year are not eligible to receive awards under the MIP. Employees of the FONS business acquired by ADC on August 26, 2005, did not participate in the fiscal 2005 MIP. The FONS employees, however, were made eligible for a special bonus program negotiated at the time of the acquisition for purposes of retaining and providing performance incentives to key FONS employees during the most critical integration period following the acquisition.
      For fiscal 2006, the MIP goals will continue to be based upon net sales and pro-forma operating income. In addition, performance targets for free cash flow at the company-wide level and supporting cash flow measures at the regional and business unit levels have been added to the MIP goals to better reinforce the importance of strong cash management practices to the achievement of our business objectives.
      We also maintain an Executive Management Incentive Plan, which we call the “Executive MIP,” for selected senior executives who could receive compensation, inclusive of incentive compensation, in excess of $1 million. The Executive MIP has been approved by our shareowners and is designed so that payments under the Executive MIP, if they cause an executive’s total compensation to exceed $1 million, will be fully deductible for U.S. federal income tax purposes. If an executive participates in the Executive MIP, he or she is not eligible to participate in the regular MIP. For fiscal 2005, the only employee eligible for the Executive MIP was our Chief Executive Officer. The Committee administers the Executive MIP such that the business performance goals are effectively the same as the company-wide goals under the MIP. Accordingly, the award paid to Mr. Switz for fiscal year performance in 2005 under the Executive MIP was the same as if he had participated in the MIP.
      We also have a Special Incentive Plan that is intended to provide an opportunity for incentive payments that are based on customized objectives for a limited number of key employees. This plan had no participants in fiscal 2005. The Chief Executive Officer is not eligible to participate in this plan. However, the Committee may approve the inclusion of one or more other executive officers for participation in this plan on a case-by-case basis. This plan is only made available to individuals whom senior management believes are critical to the success of particular key business objectives. This plan provides cash incentive payment opportunities, based on the achievement of individual, objectively measurable goals identified for each eligible participant. Both the participants and the individual objectives are approved in advance. An individual’s award under the Special Incentive Plan, when combined with any award under the MIP or Executive MIP, cannot exceed the individual’s maximum potential award under the MIP or Executive MIP.

Long-Term Incentive Compensation
      Long-term incentives are provided to executive officers through our equity compensation program. The primary purposes of our equity compensation program are to align executive officer compensation directly with the creation of shareowner value and, through the vesting aspect of stock-based awards, to provide a significant incentive for executives and other employees to remain in our employ.
      For fiscal year 2005, grants provided to executive officers included a combination of stock option and restricted stock unit (“RSU”) awards. Guidelines for the size of our grants were set in reference to levels competitive with programs in U.S. telecommunications and high-technology companies of similar size to us. In addition to competitive industry practice data, the Committee took into consideration the costs of the program and the potential shareowner dilution from awards. Stock options have an exercise price equal to the fair market value of our common stock on the date of award. Stock option grants and RSU’s provided in fiscal 2005 generally vest over a four-year period as of specified dates, and the stock options generally have a 10-year term from the date of grant. Executive officers will benefit from stock options only if, at the time the options are exercised, the price of our common stock has appreciated over its price on the date the stock option was granted. The RSU awards provide a significant long-term retention incentive over a broad array of economic conditions. We believe that the continued use of a combination of stock options and RSU’s are an effective means of providing an appropriate level of long-term incentive compensation to our executives.
      Effective in fiscal year 2006, the terms of the RSU awards provided to executive officers will change to add a requirement that the company meet or exceed a pre-established performance metric prior to the payout of any of the shares underlying the RSU’s. Generally, three full years of service following the grant date will be required for any of the RSU shares to vest. In addition, vesting will be contingent on achievement of cumulative pre-tax earnings per share equivalent to or higher than the performance requirement established by the Committee for the three-year performance period. Special pro-rata vesting provisions will apply in the case of death, disability, retirement, divestitures or reductions in force occurring after at least one year has elapsed in the normal three-year vesting period.

      The Committee has maintained Company stock ownership targets for executive officers as a means of gaining better alignment between the interests of the executive officers and the interests of our shareowners. The stock ownership targets for executive officers are expressed as a fixed number of shares. For stock option grants beginning with the annual fiscal year 2004 cycle, the Committee instituted a requirement for executive officers that until ownership targets are met, the officer must hold at least 50% of vested restricted stock units and 50% of shares received upon the exercise of options from these grants after reduction for the payment of taxes and the exercise costs.

Benefits
      We provide medical and retirement benefits to our executives that generally are similar to those available to our employees. We also provide cash allowances to our senior executives in lieu of certain perquisites.

CHIEF EXECUTIVE OFFICER COMPENSATION
      Effective August 13, 2003, we entered into a three-year employment agreement with Mr. Switz. See the section of this proxy statement captioned “Employment Agreement with Robert E. Switz.” During fiscal year 2005, Mr. Switz served as President and Chief Executive Officer and was paid $572,885 in salary and, as of January 1, 2005 had a salary rate of $575,000. Mr. Switz participated in the Executive MIP that, as administered, provides a target award of 100% of base salary. As a result of company financial performance and an evaluation of contributions of Mr. Switz to that performance during fiscal year 2005, Mr. Switz has received an annual incentive award of $1,013,460, which is equal to 177.7% of his target award for the year. Mr. Switz received a grant of 142,856 stock options and a grant of 50,000 restricted stock units in fiscal 2005.

SECTION 162(m) POLICY
      The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage our business in the best interests of ADC and our shareowners. Under some circumstances, this practice may require us to pay compensation in excess of $1,000,000 to certain key executives. Under Section 162(m) of the U.S. Internal Revenue Code, if we pay compensation in excess of $1,000,000 to any executive officer named in the table entitled “Summary Compensation Table” below, we can fully deduct the amounts in excess of $1,000,000 only if we meet specified shareowner approval and ADC performance requirements. The Global Stock Incentive Plan and Executive MIP contain provisions approved by our shareowners so that the tax deductibility of amounts realized from the exercise of options granted under the Global Stock Incentive Plan and amounts paid under the Executive MIP will not be limited by Section 162(m). Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions we consider to be in ADC’s best interests including, where appropriate, consideration of factors other than tax deductibility.

Members of the Compensation Committee
Jean-Pierre Rosso, Chair
John A. Blanchard III
J. Kevin Gilligan
B. Kristine Johnson
John D. Wunsch

Summary Compensation Table
      The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and our four other most highly compensated executive officers who served as executive officers as of the end of fiscal 2005.

					Long-Term Compensation

					Awards		Payouts

		Annual Compensation			Restricted
					Stock	Securities
				Other Annual	Award(s) and	Underlying	LTIP	All Other
		Salary(1)	Bonus(2)	Compensation(3)	Units(4)	Options(5)	Payouts	Compensation(6)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Robert E. Switz	2005	596,977	1,013,460	0	917,000	142,856		64,384
Chief Executive Officer	2004	574,000	723,195	0	0	0	0	14,519
and President	2003	467,923	0	0	2,322,462	267,713	0	21,320
Gokul V. Hemmady	2005	308,562	361,291	0	168,196	27,528	0	23,422
Vice President and	2004	264,500	226,314	0	138,120	45,577	0	7,371
Chief Financial Officer	2003	233,289	0	0	169,480	25,713	0	9,522
Michael K. Pratt	2005	361,385	252,983	2,932	79,376	12,956	0	115,667
Vice President; President,	2004	360,000	243,493	0	65,600	9,500	0	4,100
Wireless and Wireline	2003	361,384	0	0	225,989	28,571	0	0
Patrick D. O’Brien	2005	267,577	266,089	0	94,304	15,457	0	19,540
Vice President; President,	2004	241,250	174,643	0	86,320	47,334	0	9,345
Global Connectivity	2003	214,938	81,000	0	169,480	21,428	0	9,339
Solutions
JoAnne M. Anderson(7)	2005	272,417	254,347	0	78,073	12,957	0	17,940
Vice President; President	2004	263,750	154,031	0	147,982	21,427	0	7,373
Professional Services	2003	261,125	134,000	0	113,002	22,857	0	10,942

(1)	Amounts include allowances paid to the executive officers in lieu of providing them with certain perquisites.

(2)	Except as noted below, the full amount of each bonus payment was made in cash under our MIP or, in the case of Mr. Switz, our Executive MIP. Mr. O’Brien’s gross bonus under the MIP for fiscal 2003 was $162,000. Mr. O’Brien elected to exchange 50% of his MIP bonus for additional stock options under the terms of our Executive Incentive Exchange Plan, which was then in effect. Pursuant to his election, Mr. O’Brien was awarded options to acquire 18,530 shares on December 30, 2003. Ms. Anderson received an award of $50,000 under our Special Incentive Plan in fiscal 2004 and an award of $104,031 under the MIP for fiscal 2004.

(3)	Perquisites totaling less than the smaller of $50,000 or 10% of the total salary and bonus for any of the executive officers have been omitted. In fiscal 2005, Mr. Pratt received $2,932 as reimbursement for certain taxes associated with his relocation.

(4)	On December 16, 2004, Messrs. Switz, Hemmady, Pratt, and O’Brien and Ms. Anderson received awards of restricted stock units in the amount of 50,000, 9,171, 4,328, 5,142 and 4,257 shares, respectively. On March 3, 2004, Messrs. Hemmady, Pratt, O’Brien, and Ms. Anderson received awards of restricted stock units in the amounts of 6,666, 3,166, 4,166, and 7,142, respectively. All of these awards were made under our Global Stock Incentive Plan and vest, contingent on continued employment with ADC, in one-fourth increments on each of the first, second, third and fourth anniversary dates of the grant dates. On August 29, 2003, Mr. Switz received an award of 92,856 shares of restricted stock. On November 27, 2002, Messrs. Switz, Hemmady, Pratt, O’Brien and Ms. Anderson received awards of restricted stock in the amounts of 42,856, 10,713, 14,285, 10,713, and 7,142, respectively. These awards were made under our Global Stock Incentive Plan and vest, contingent on continued employment with ADC, in one-third increments on each of the first, second and third anniversary dates of the grant dates. The dollar amounts for restricted stock in the above chart represent the fair market value of the shares subject to the awards on the date the awards were made. As of October 31, 2005, the total number and value of each executive’s unvested restricted award holdings (based on the closing market price of our common stock on such date of

$17.45) were: Mr. Switz, 95,237 shares and units valued at $1,661,886; Mr. Hemmady, 17,742 shares and units valued at $309,598, Mr. Pratt, 11,464 shares and units valued at $200,047, Mr. O’Brien, 11,838 shares and units valued at $206,573; and Ms. Anderson, 11,995 shares and units valued at $209,313. Ms. Anderson has no remaining unvested shares since she is no longer employed by us. Shares subject to restricted stock awards would be eligible to receive dividend payments upon the issuance of the restricted stock grant. Shares subject to restricted stock units are not issued until the restricted stock units vests and such shares are eligible to receive dividend payments only after vesting. We have not historically paid dividends on our common stock and do not presently intend to do so.

(5)	Messrs. Hemmady and O’Brien participated in the ADC Stock Option Exchange Program. Mr. Hemmady elected to exchange options to acquire 60,729 shares, and under the terms of the program, received option grants for a total of 25,578 shares. Mr. O’Brien elected to exchange options to acquire 35,631 shares, and under the terms of the program, received option grants for a total of 16,304 shares. All of these options were granted on December 29, 2003, and have an exercise price of $19.81 per share.

(6)	Reported compensation includes the following employer contributions credited under our 401(k) Plan in fiscal year 2005: $14,385 to Mr. Switz, $9,777 to Mr. Hemmady, $7,018 to Mr. Pratt, $9,727 to Mr. O’Brien, and $9,795 to Ms. Anderson. Reported compensation also includes the following employer contributions credited under our 401(k) Excess Plan in fiscal year 2005: $49,999 to Mr. Switz, $13,465 to Mr. Hemmady, $13,063 to Mr. Pratt, $9,813 to Mr. O’Brien, and $8,145 to Ms. Anderson. In fiscal year 2005, Mr. Pratt received $95,586 as reimbursement for, or direct payment of, relocation expenses.

(7)	Ms. Anderson voluntarily terminated her employment with us on November 28, 2005.

Stock Option Grants
      The following tables summarize option grants to the executive officers named in the Summary Compensation Table above during fiscal 2005, and the value of the options held by these individuals at the end of fiscal 2005. No stock appreciation rights, or “SARs,” are held by these individuals and no options were exercised by them during fiscal 2005.
Option Grants in Fiscal 2005

	Individual Grants					Grant Date Value

			% of Total
	Number of		Options
	Securities		Granted to
	Underlying		Employees	Exercise or		Grant Date
	Options Granted		in Fiscal	Base Price	Expiration	Present Value
Name	(#)		Year	($/Share)	Date	($)

Robert E. Switz	142,856	(1)	14.10	18.76	12/16/2014	819,805.44	(2)
Gokul V. Hemmady	27,528	(1)	2.50	18.76	12/16/2014	157,974.49	(2)
Michael K. Pratt	12,956	(1)	1.16	18.76	12/16/2014	74,350.39	(2)
Patrick D. O’Brien	15,457	(1)	1.38	18.76	12/16/2014	88,702.83	(2)
JoAnne M. Anderson	12,957	(3)	1.16	18.76	N/A	74,356.13	(2)

(1)	These options granted to our named executive officers vest with respect to 25% of the shares subject to the award on each of December 16, 2005, December 16, 2006, December 16, 2007 and December 16, 2008, as long as the executive is still an employee as of these dates. The entire option will be fully vested as of December 16, 2008.

(2)	These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option-pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 59.31%; an expected term to exercise of 4.59 years for all stock options grants within the quarterly period; a risk-free rate of return of 3.673% for the expected term of the option; and no dividend yield. The valuation was adjusted for risk of forfeiture in light of a company-wide turnover rate of 20%. The actual value, if any, an executive officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

(3)	Ms. Anderson’s employment with us terminated on November 28, 2005. The options awarded to Ms. Anderson were not vested at the time of her employment termination, and, therefore, the options have terminated.

Aggregated Value of Options at End of Fiscal 2005

Number of Securities
	Underlying Unexercised	Value of Unexercised
	Options at End of	In-the-Money Options
	Fiscal 2005 (#)	at End of Fiscal 2005($)
Name	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)(1)

Robert E. Switz	381,340/208,022	146,153/14,220
Gokul V. Hemmady	47,748/51,070	38,419/3,493
Michael K. Pratt	74,993/22,462	108,617/3,881
Patrick D. O’Brien	45,799/38,420	32,016/2,911
JoAnne M. Anderson(2)	134,808/30,934	34,150/3,107

(1)	Value determined by subtracting the exercise price per share from $17.45, the market value per share of our common stock as of the last day of fiscal 2005.

(2)	Ms. Anderson’s employment with us terminated on November 28, 2005, and all of her unexercisable options have terminated. Exercisable options generally may be exercised by her until either one or two years from the date of her employment termination.
Pension and Retirement Plans
      We maintain a Pension Excess Plan, which is intended to compensate employees designated at the discretion of our Board of Directors for the amount of benefits foregone under our former defined benefit Pension Plan (which was terminated on December 31, 1997) as a result of their participation in our Deferred Compensation Plan and the Executive Incentive Exchange Plan, and for the amount of benefits that could not be paid from the Pension Plan due to maximum benefit and compensation limitations under the Internal Revenue Code. Upon termination of employment, participants in the Pension Excess Plan receive a lump-sum payment equal to the amount of these benefits. Benefits payable under the Pension Excess Plan were frozen as of January 5, 1998, and participation in the Pension Excess Plan is limited to existing participants as of December 31, 1997. Messrs. Hemmady, Pratt and O’Brien do not participate in the Pension Excess Plan. The estimated annual benefit payable under the Pension Excess Plan to Mr. Switz upon normal retirement at age 65 is $5,485. Upon her termination of employment with ADC, Ms. Anderson elected an immediate lump-sum distribution from the Plan, which was paid in the amount of $6,316.
Change in Control and Termination of Employment Arrangements
      We maintain an Executive Change in Control Severance Pay Plan (the “Severance Plan”) to provide severance pay in the event of a “change in control” (as defined in the Severance Plan) of ADC for executive officers (including those named in the Summary Compensation Table) and certain other high-level executives. The Severance Plan provides for severance payments to eligible employees whose employment is terminated, either voluntarily with “good reason” (as defined in the Severance Plan) or involuntarily, during the two-year period following a change in control. The amount of severance pay to be received by the Chief Executive Officer is three times his annual base salary and annual target bonus, and for other eligible executives is two times their annual base salary and target bonus. The Severance Plan also provides for payment of a pro rata portion of the employee’s bonus under the MIP or other applicable incentive bonus plan for the year in which employment termination occurs to the extent that the applicable incentive plan does not otherwise require a payment. This pro rata amount is the higher of the pro rata target incentive or pro rata actual incentive based on financial performance during the year. Since our MIP and Executive MIP provide a potential payment to participants who are employed as of the last day of the fiscal year, the Severance Plan provides for an incentive payment component for terminations occurring as of the last day of the fiscal year only to the extent that the target incentive exceeds the actual payment under the incentive plan. Payments under the Severance Plan will be made in a lump sum upon termination of employment. Under the Severance Plan, any severance payment to an eligible executive is increased by the amount, if any, necessary to take into account any additional taxes as a result of such payments being treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. If there had been a change in control as of the end of fiscal 2005 and the employment of the executive officers named in the Summary Compensation Table above had been terminated, Messrs. Switz, Hemmady, Pratt and O’Brien, and Ms. Anderson would have been entitled to receive lump-sum payments upon termination of $3,450,000, $1,020,000, $1,085,000, $806,000 and $814,370, respectively, pursuant to the terms of the Severance Plan. These amounts do not take into account any increases necessary to compensate such individuals for additional taxes resulting from the application of Section 280G of the Internal Revenue Code.
      We have other compensatory arrangements with our executive officers relating to a change in control of ADC. All stock option agreements outstanding under our employee stock option plans provide for the acceleration of exercisability of options upon a change in control (or, in certain cases, only if the optionee’s employment is terminated without cause within two years following a change in control). In addition to stock options, our Compensation Committee has granted restricted stock awards and restricted stock units to some of our executive officers. These award agreements provide for accelerated vesting of all outstanding shares of restricted stock and restricted stock units following a change in control.
      The Compensation Committee also previously has approved severance guidelines for executive officers who may be terminated involuntarily without cause outside of the change in control context. These guidelines provide for a severance payment ranging from nine to 15 months of base salary and two months of continued employee benefits. These guidelines may be changed at any time in the discretion of the Compensation Committee. In connection with our recruitment of Mr. Pratt during fiscal 2002, we agreed to provide a severance payment of 18 months of base salary if his employment is terminated involuntarily without cause or voluntarily with good reason within three years of his date of initial employment. This individual severance commitment was coextensive with, and not in addition to, our general severance guidelines for executive officers. It expired during our fiscal year 2005.
      Employment Agreement with Robert E. Switz
      We entered into an employment agreement with Mr. Switz in conjunction with his appointment as Chief Executive Officer effective August 13, 2003. We considered a number of factors in entering into this agreement, including competitive practices at U.S. telecommunications and technology companies of our approximate size, our existing compensation and benefit programs, and our recent use of a combination of stock options and restricted stock grants to selected executives, to provide a balanced long-term retention and performance incentive as well as an opportunity to increase ownership of ADC common stock. The term of this agreement continues until August 13, 2006, and it automatically renews for successive one-year periods unless either party elects to terminate the agreement.
      Mr. Switz’ agreement provides for an initial base salary of $550,000 per year and a target annual incentive bonus under our Executive MIP of 100% of base salary. The criteria for earning the bonus are set by the Compensation Committee each year. The agreement also provided for the grant of an option to acquire 171,428 shares with an exercise price equal to the market price of our common stock on the date of grant and a grant of 92,857 restricted shares, both of which were made on August 29, 2003. Vesting of these grants occurs over a three-year period. The agreement also provides that, beginning in fiscal 2005,

Mr. Switz is eligible for additional grants of equity-based compensation in accordance with Compensation Committee determinations.
      The agreement also contains non-competition and non-solicitation covenants on the part of Mr. Switz, and provides for the payment of employee benefits and certain executive perquisites.
      The compensation payable to Mr. Switz in the event of his termination of employment depends on the nature of the termination as described below:

•	In the case of Mr. Switz’ death or total disability, the agreement provides for full vesting of the restricted stock and stock option awards made in August 2003, and the exercise period of the stock option awards would extend until the earlier of the third anniversary of his termination of employment or the end of the ten-year term of the option.

•	In the event that Mr. Switz voluntarily terminates his employment without “good reason” or if we terminate his employment for “cause” (both as defined in the agreement), no compensation will be provided other than the normal payment of salary already earned and other benefits to which he is legally entitled as an employee.

•	In the event that Mr. Switz terminates his employment for good reason or if we terminate his employment for reasons other than cause, Mr. Switz is entitled to (a) a lump sum cash severance equal to 200% of the base salary and target annual incentive, (b) payment of the employer portion of medical and dental premiums under COBRA for up to six months, and (c) accelerated vesting of the August 2003 stock option and restricted stock awards, in which case he would be able to exercise this stock option until the earlier of the third anniversary of his termination of employment or the end of the ten-year term of the option.

•	If Mr. Switz’ employment is terminated following a change in control, he is entitled to the benefits provided by our then-current Severance Plan, and if such benefits are paid, he is not entitled to any other payment or benefits under the employment agreement.

COMPARATIVE STOCK PERFORMANCE
      The table below compares the cumulative total shareowner return on our common stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P 500 Communications Equipment Index over the same period (assuming the investment on October 31, 2000 of $100 in our common stock, the S&P 500 Index and the S&P 500 Communications Equipment Index and reinvestment of all dividends).
Total Return
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ADC TELECOMMUNICATIONS, INC., THE S & P 500 INDEX
AND THE S & P COMMUNICATIONS EQUIPMENT INDEX

*	$100 invested on 10/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending October 31.
Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

			S&P 500
			Communications
Year	ADC	S&P 500 Index(1)	Equipment Index(2)

2000	$100.00	$100.00	$100.00
2001	21.29	75.10	26.52
2002	7.39	63.75	11.91
2003	12.02	77.01	19.00
2004	10.34	84.27	20.68
2005	11.66	91.62	21.52

(1)	Total return calculations for the Standard & Poor’s 500 Index were performed by Standard & Poor’s.

(2)	Total return calculations for the Standard & Poor’s 500 Communications Equipment Index (consisting of ADC and 12 other telecommunications equipment manufacturers in our industry) were performed by Standard & Poor’s.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% shareowners are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us during fiscal 2005, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were satisfied on a timely basis in fiscal 2005.
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS
Report of the Audit Committee of the Board of Directors
      The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls. The Audit Committee is composed of five non-employee directors, all of whom are independent under the applicable NASDAQ Stock Market listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found on the ADC website and is attached to this proxy statement as Appendix A.
      In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K with management and Ernst & Young LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Ernst & Young LLP is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements.
      The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees), which includes, among other items:

•	matters related to the conduct of the audit of our financial statements;

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).
Ernst & Young LLP also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, which relates to the auditors’ independence from our company and its related entities, and the Audit Committee discussed with Ernst & Young LLP its independence. This standard further requires Ernst & Young LLP to disclose annually in writing all relationships that in Ernst & Young LLP’s professional opinion may reasonably be thought to bear on its independence. Ernst & Young LLP must also confirm its perceived independence and engage in a discussion of its independence.
      Based on the Audit Committee’s discussions with management and Ernst & Young LLP, as well as the Audit Committee’s review of the representations of management and the report of Ernst & Young

LLP to the Audit Committee, the Audit Committee recommends to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2005, and filed with the Securities and Exchange Commission.

Members of the Audit Committee
Mickey P. Foret, Chair
John A. Blanchard III
Lois M. Martin
Larry W. Wangberg
John D. Wunsch
Principal Accountant Fees and Services
      The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for fiscal years 2005 and 2004:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees

Audit Fees	$2,956,536	$1,853,500
Audit-Related Fees	58,370	550,932
Tax Fees	144,168	285,439
All Other Fees	0	0

Total Fees	$3,159,074	$2,689,871

      Audit Fees. Consists of fees and expenses incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, regardless of when the fees and expenses were billed. Beginning in fiscal 2005, audit fees include fees incurred for professional services rendered in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”). For fiscal year 2005, fees related to SOX 404 were approximately $1.25 million.
      Audit-Related Fees. Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include services related to employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
      Tax Fees. Consists of fees and expenses for professional services related to tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, acquisitions and divestitures and international tax planning.
      All Other Fees. Consists of fees and expenses for products and services other than the services reported above.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
      All services provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized the Chair of the Committee to approve services by Ernst & Young LLP in the event there is a need for such approval prior to the next full Audit Committee meeting. However, a full report of any such interim approvals must be given at the next Audit Committee meeting. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe Ernst & Young LLP is best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on Ernst & Young LLP’s independence. All fees in fiscal 2005 and fiscal 2004 were approved pursuant to our pre-approval policy.
PROPOSAL TO RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
      While it is not required to do so, our Audit Committee is asking shareowners to ratify its appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2006, in order to ascertain the views of our shareowners on this appointment. In the event the shareowners fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of ADC and its shareowners.
      Ernst & Young LLP has audited ADC’s consolidated financial statements for the past three fiscal years. Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.
      The Audit Committee of the Board of Directors recommends that the shareowners vote FOR the ratification of the appointment of Ernst & Young LLP to serve as ADC’s independent registered public accounting firm for the fiscal year ending October 31, 2006. Unless otherwise directed, the persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the proposal.
      The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the Annual Meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock). If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but will not be deemed to have been voted in favor of this proposal.
SHAREOWNER PROPOSALS FOR THE NEXT ANNUAL MEETING
      Shareowners wishing to present proposals to be considered for inclusion in our proxy statement for the 2007 Annual Shareowners’ Meeting are to deliver the proposals so they are received by us by no later than September 25, 2006, at ADC Telecommunications, Inc., Attn: Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440-1101. The proposals must be submitted in accordance with all applicable rules and regulations of the Securities and Exchange Commission.
      Our Bylaws provide that a shareowner may present a proposal at the 2007 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Corporate Secretary at our principal executive offices by the close of business on September 25, 2006. The proposal must contain the specific information required by our bylaws. You may obtain a copy of the bylaws by writing to our Corporate Secretary.

OTHER MATTERS
      We know of no other matters to come before the annual meeting. If other matters are brought properly before the annual meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote as they deem in the best interests of ADC.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY D. PFLAUM
Vice President, General Counsel and Secretary
January 24, 2006

ADC TELECOMMUNICATIONS, INC.
NOTICE OF DELIVERY OF DOCUMENTS
TO EMPLOYEE-SHAREOWNERS VIA THE INTERNET
      In connection with the ADC Telecommunications, Inc. 2006 Annual Meeting of Shareowners, we are required to provide you with the following documents:

•	ADC’s annual report to shareowners for its fiscal year ended October 31, 2005; and

•	ADC’s proxy statement for its 2006 Annual Meeting of Shareowners filed with the Securities and Exchange Commission.
      We have chosen to provide these documents to you via an Internet web site, which you may access through your personal computer or at any of the employee computer kiosks set up around your worksite. To access the documents, go to http://www.adc.com/investor and click on the links entitled “2005 Annual Report” and “Proxy for the 2006 Annual Meeting.”
      We will provide you with paper copies of any of these documents, without charge, upon your request. If you prefer to receive paper copies of one or more of the documents listed above, please contact:
ADC
Investor Relations
P.O. Box 1101
Minneapolis, MN 55440-1101
telephone: (952) 917-0991
e-mail: investor@adc.com
      Providing these documents via the Internet is a fast and efficient way to distribute the documents. It also reduces significant costs of printing and distributing these documents through the mail.

Annex A
ADC TELECOMMUNICATIONS, INC.
BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER
(as amended and restated, effective July 2005)
      The purpose of the Audit Committee (the “Committee”) is to assist the Board in overseeing (1) the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements and the integrity of the Company’s financial statements, (2) the independent registered public accounting firm’s (“independent accounting firm”) qualifications and independence, (3) the performance of the Company’s internal audit function and independent accounting firm (4) the effectiveness of the Company’s internal control structure, and (5) the compliance by the Company with significant legal and regulatory requirements within the scope of its duties.

1.	Membership

•	A minimum of 3 members, each of whom shall be directors appointed by the full Board.

•	The Committee Chair is appointed by full Board.

•	Members of the Committee shall meet the independence and experience requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”), in each case with respect to audit committees (as such requirements may be modified or supplemented from time to time). All members of the Committee shall have an understanding of finance and accounting sufficient to be able to read and understand financial statements at the time of their appointment to the Committee. At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC. The name of audit committee financial expert(s) shall be disclosed in the Company’s filings with the SEC as required. The Committee shall review the requirements regarding financial expertise under applicable rules of the SEC or Nasdaq and make recommendations to the Board regarding such matters.

•	A member of management, normally the Company’s Secretary, is appointed by the Committee to serve as non-voting Secretary to the Committee. The CFO’s staff and other management employees are available to the Committee.

2.	Responsibilities
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Company’s independent accounting firm.
      The Committee’s primary duties and responsibilities are as follows:

2.1	Financial Statement and Disclosure Matters

•	Prior to the Company’s releasing the year-end earnings, review and discuss the financial statements with management and discusses the results of the audit with the independent accounting firm. Discuss with the independent accounting firm the matters required to be communicated to audit committees in accordance with AICPA SAS 61, as amended by SAS 90, relating to the conduct of the audit.

•	Following review, make recommendations to the Board regarding the inclusion of the audited financial statements in the annual report on Form 10-K to be filed with the SEC.

•	Review with the Company’s management and the independent accounting firm the Company’s quarterly financial statements and any significant issues relating thereto, including the results of the auditors’ limited review procedures per AICPA SAS 100.

•	Consider the independent accounting firm’s judgment about the quality and appropriateness of the Company’s accounting principles and critical accounting estimates as applied in its financial reporting.

•	Review the significant accounting and reporting principles and related policies and procedures, including any significant changes thereto.

•	Annually prepare a report to shareholders as required by the SEC to be included in the Company’s annual proxy statement.

2.2	Oversight of the Company’s Relationship with the Independent Accounting Firm

•	Select, evaluate, determine funding for and, when appropriate, replace the independent accounting firm. The independent accounting firm is ultimately accountable to the Committee.

•	Pre-approve the engagement for any services provided by the independent accounting firm. The Committee may designate a member of the Committee to represent the entire Committee for purposes of approval of audit and non-audit services, subject to review by the full Committee at the next regularly scheduled meeting. The Company’s independent accounting firm may not be engaged to perform any service prohibited by the Sarbanes-Oxley Act of 2002, the rules of the Public Company Accounting Oversight Board, rules of the SEC or other applicable law.

•	Review audit plan of independent accounting firm and approve scope of services, fees and results of the independent accounting firm’s annual audit.

•	Monitor the rotation of the lead audit partner of the Company’s independent accounting firm at least every five years, as required by the Company’s Principles of Corporate Governance and SEC rules.

•	Review policies regarding the Company’s hiring of employees or former employees of the independent accounting firm who participated in any capacity in the audit of the Company.

•	Ensure receipt from the independent accounting firm of a formal written statement delineating all relationships between the independent accounting firm and the Company, consistent with Independence Standards Board Standard No. 1 (as may be modified or supplemented). Also responsible for engaging in an active dialog with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and for taking any appropriate action to oversee the independence of the outside auditors.

•	Obtain and review a report from the independent accounting firm at least annually regarding (a) the independent accounting firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or Public Company Accounting Oversight Board (“PCAOB”) review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accounting firm and the Company. Evaluate the qualifications, performance and independence of the independent accounting firm, including considering whether the accounting firm’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accounting firm’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent accounting firm to the Board.

2.3	Effectiveness of Internal Controls

•	Support management and the Company’s internal audit function in their efforts to assess, develop, implement and monitor internal controls over critical business processes to promote effective and efficient operations, reliable financial reporting, compliance with laws and regulations and the safeguarding of the Company’s assets.

•	Review with management, the senior internal auditing leader and the independent accounting firm management’s plan for establishing and maintaining internal controls, the framework used to evaluate its control structure and management’s subsequent assessment of the effectiveness of the internal controls.

•	Review with management, the senior internal auditing leader and the independent accounting firm disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the filing of any Form 10-K or Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•	Review with management and the independent accounting firm any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material or significant control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

•	Review with management (including the senior internal auditing leader) and the independent accounting firm the Company’s internal controls report and the independent accounting firm’s attestation of the report prior to the filing of the Company’s Form 10-K.

2.4	Oversight of the Company’s Internal Audit Function

•	Approve the appointment and termination or reassignment of the Company’s senior internal audit leader. The Internal Auditor shall report directly to the Committee.

•	Review and approve annual internal audit plans and review internal audit results.

•	Receive and consider reports of the internal audit function.

2.5	Code of Business Conduct and Related Matters

•	Periodically review the Company’s Code of Business Conduct Program (the “Code of Conduct”) and management’s processes for ensuring compliance with the Code of Conduct and related policies as well as applicable laws. Receive reports from management’s Business Conduct Committee and review any significant issues that may arise with respect to compliance with the Code of Conduct or applicable laws.

•	The Committee and the full Board (acting only through its independent directors) shall each have the authority to grant waivers of the Code of Conduct with respect to officers of the Company after due consideration of all factors.

•	Establish and periodically review the Company’s Code of Ethics regarding financial and accounting matters for the Company’s senior management, which may or may not be made a part of the Code of Conduct, as determined by the Committee.

•	Establish procedures for the receipt, retention, response to and treatment of any complaints received by the Company regarding accounting, internal controls or auditing matters, including confidential anonymous submissions by the Company’s employees, regarding accounting, internal controls or auditing matters.

•	Discuss with the independent accounting firm on a quarterly basis whether they have become aware of any illegal acts within the scope of Section 10A(b) of the Exchange Act.

2.6	Litigation; Regulatory; Legal Affairs
      Review any significant litigation, regulatory proceedings or other legal matters in which the company is or may be involved, including related disclosure and reporting requirements.

2.7	Risk Management

•	Periodically review the Company’s insurance coverage and risk management plan including the information system back-up (disaster) plan.

•	Review process established by management to assess and manage risks.

2.8	Banking/ Loans
      Unless otherwise assigned to a Board Finance Committee, periodically review the Company’s lines of credit and the debt authorization. Periodically review the Company’s banking authorities, check authorization processes and signature authority policies.

2.9	Review of Charter
      Review and reassess the adequacy of this Charter at least annually and submit any proposed changes to the Charter to the Board for approval. Ensure that the Charter is published in the Company’s annual proxy statement at least once every three years in accordance with SEC regulations.

2.10	Related Party Transactions
      Unless reviewed by the full Board, review all related party transactions that, if consummated, would be required to be disclosed under applicable SEC rules.

3.	Relationship to Board/ CEO/ CFO/ Management

3.1	Report to Board on results of audit committee meetings, including the annual independent audit, and on other issues as appropriate.

3.2	Communicate with CEO on evaluations of CFO and the CFO’s senior staff.

3.3	Work closely with, but independently of, the CFO and the CFO’s staff on Committee meeting agendas.

3.4	Advises CFO on evaluation of staff structure, performance and qualifications.

3.5	Reviews annual financial statements with management in connection with the Committee report to be included in the Company’s annual proxy statement.

4.	Independent Advisors; Support of Committee
      The Committee is authorized to retain independent attorneys, consultants or other independent persons to advise and assist the Committee, as it deems appropriate. Management of the Company will also assist the Committee with its functions by providing information, recommendations or other support as needed or requested.

5.	Meetings

5.1	The Committee shall meet at least quarterly. The Committee Chair shall determine whether additional meetings are necessary or desirable in response to the needs of the Company or any issues that may arise.

5.2	The Committee shall meet regularly with the Company’s management, including the CEO and other selected executives.

5.3	The Committee shall meet in executive session on a regular basis to provide an opportunity for private discussion of matters independent of management. The Committee shall also meet regularly in separate sessions with the Company’s independent accounting firm and with the internal audit staff.

5.4	The Committee may request any officer or employee of the Company, or the Company’s outside counsel or independent accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

6.	General

6.1	The Committee shall report all significant Committee activities and findings to the Board with recommendations for action when appropriate.

6.2	The Committee shall perform such other functions that may be delegated by the Board from time to time.

6.3	The Committee shall annually review its own performance.

13625 TECHNOLOGY DRIVE
EDEN PRAIRIE, MINNESOTA 55344
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by ADC Telecommunications, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ADC Telecommunications, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
ADCTL1            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADC TELECOMMUNICATIONS, INC.
  Vote on Directors

		For	Withhold	For All
		All	All	Except
1.	The election of:
four directors for terms expiring in 2009
	1) John A. Blanchard III	☐	☐	☐
2) Lois M. Martin
3) John E. Rehfeld
4) Jean-Pierre Rosso
To withhold authority to vote for certain of the director nominees, mark “For All Except” and list the nominees for which your vote is withheld on the line below.

		For	Against	Abstain
Vote on Proposal
2.	Proposal to ratify the appointment of Ernst & Young LLP as ADC’s independent registered public accounting firm for ADC’s fiscal year ending October 31, 2006.	☐	☐	☐
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED ABOVE AND FOR ITEM 2. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

For comments, please check this box and write them on the back where indicated.            ☐
PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD.
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADC TELECOMMUNICATIONS, INC.
13625 Technology Drive, Eden Prairie, Minnesota 55344
PROXY FOR ANNUAL MEETING OF SHAREOWNERS TO BE HELD MARCH 7, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoint(s) Robert E. Switz and Jeffrey D. Pflaum as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of ADC Telecommunications, Inc. (“ADC”) held by the undersigned of record on January 11, 2006, at the annual meeting of the shareowners of ADC to be held at the Auditorium of the World Headquarters of ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, Minnesota, on March 7, 2006 at 9:00 a.m. Central Standard Time, and at any and all adjournments thereof, and hereby revoke(s) all former proxies.
If the undersigned is a participant in the ADC Retirement Savings Plan, the undersigned hereby directs Ameriprise Trust Company, as Trustee of the ADC Retirement Savings Plan, to vote at the annual meeting of the shareowners of ADC to be held on March 7, 2006 and at any and all adjournments thereof, the shares of common stock of ADC allocated to the account of the undersigned as specified on this card. For participants in the ADC Retirement Savings Plan, if this card is not received by the Trustee by March 3, 2006, or if it is received but the voting instructions are invalid, the stock with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)
(Sign on reverse side)